Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, Chief Financial Officer and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES DECLARES REGULAR

QUARTERLY AND SPECIAL CASH DIVIDENDS

MOUNT AIRY, N.C., November 11, 2015 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that its board of directors declared a regular quarterly cash dividend of $0.03 per share on the Company’s common stock payable on December 29, 2015 to shareholders of record as of December 11, 2015. In addition to the regular quarterly cash dividend, Insteel’s board of directors approved the payment of a special cash dividend of $1.00 per share payable on January 8, 2016 to shareholders of record as of December 11, 2015.

“In view of our strong operating cash flow and increase in our cash balance, we believe the special dividend is an appropriate means of returning capital to our shareholders without compromising our balance sheet and financial flexibility,” commented H.O. Woltz III, Insteel’s president and CEO.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

IIIN - D

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

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